EXHIBIT 99.1

For Immediate Release

September 4, 2019

Investor Relations Contact: Christopher J. Brodhead Senior Vice President, Investor Relations chris.brodhead@broadstone.com 585.287.6499

Broadstone Net Lease, Inc. Acquires $735.7 million Industrial Portfolio

Transaction is Broadstone Net Lease’s Largest-ever Portfolio Acquisition

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (“BNL,” “we,” “our,” or ”us”) has announced the acquisition of a portfolio of 23 industrial and office/flex assets that are fully leased and include 6.9 million rentable square feet of operational space for an aggregate purchase price of approximately $735.7 million, excluding capitalized acquisition expenses. The portfolio has a weighted average remaining lease term of approximately 11.5 years and weighted average annual rent increases of approximately 2.2%.

“We are excited to announce this transformational transaction for Broadstone Net Lease and its shareholders,” said Chris Czarnecki, BNL’s Chief Executive Officer. “This portfolio benefits from attractive real estate and tenant fundamentals and represents a diverse and accretive addition to our net lease real estate portfolio. Although this transaction results in a short-term increase in leverage, consistent with our growth priorities and commitment to maintaining our investment grade credit rating, we remain highly focused on continuing to actively manage our leverage profile and overall liquidity position.”

The portfolio is well diversified with 19 different tenants, properties located in 14 states and British Columbia, Canada, and comprises a mix of warehouse, distribution, manufacturing, cold storage, and office/flex assets. On a pro forma basis post-transaction, BNL will own a diversified portfolio of 668 individual net leased commercial properties comprising approximately 27.2 million rentable square feet of operational space with no single tenant accounting for more than 2.8% of contractual rental revenue over the next 12 months. In addition, industrial assets will now comprise approximately 41% of our portfolio on an NTM rent basis, with approximately 27% and 18% of retail and healthcare assets, respectively, making up the majority of the remainder of the REIT. Upon closing of this acquisition, we have now closed on transactions with an aggregate value of approximately $983 million year-to-date, excluding capitalized acquisition expenses, and have a total investment in rental property of more than $4.4 billion.

The acquisition of the portfolio was funded through a combination of proceeds from our ongoing private offering of shares of our common stock, drawing the remaining $150 million commitment available under BNL’s $450 million seven-year unsecured term loan that matures in February 2026, $300 million from a new term loan, and the balance funded from proceeds from a senior unsecured revolving credit facility.

We will begin working to reduce BNL’s leverage profile in the near term using a combination of proceeds from our ongoing private offering of shares of our common stock and increasing disposition activity. BNL previously announced that there will be no cap on new and additional investments in shares of its common stock until leverage levels are normalized, with the intention to reinstitute a cap on our monthly equity closings once we are comfortably within the leverage range of BNL’s investment grade rating. The new equity raise efforts resulted in a record $90-plus million for the month of July and was immediately followed by another $39.5 million in August.

About Broadstone Net Lease, Inc.

BNL invests in freestanding, single-tenant, net leased commercial properties located throughout the United States, primarily via sale and leaseback, lease assumption, and UPREIT transactions. UPREIT transactions (where “UPREIT” means “umbrella partnership real estate investment trust”) provide a tax deferred exit strategy for owners of real estate who might otherwise recognize a significant taxable gain in a cash sale of a highly appreciated property with a low tax cost basis.

There are currently more than 3,350 stockholders in BNL, which is externally managed by Broadstone Real Estate, LLC. BNL remains open for new investment by accredited investors on a monthly basis, with a minimum direct investment of $500,000. Shares are offered directly by BNL via private placement. For additional information about BNL, please visit its corporate website at http://investors.bnl.broadstone.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," “should,” "expect," "intend," "anticipate," "estimate," “would be,“ "believe," "continue," or other similar words. Forward-looking statements involve known and unknown risks, which may cause our actual future results to differ materially from expected results, including risks related to the acquisition and financing of the portfolio and associated post-closing deleveraging activity as well as general economic conditions, local real estate conditions, tenant financial health, property acquisitions and the timing of these acquisitions, and the availability of capital to finance planned growth, among others, as described in our filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of our current operating plans and estimates as of the dates indicated. Actual operating results may differ materially from what is expressed or forecast in this press release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

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